Exhibit 99.1

Legacy Housing Corporation Receives Notification of Deficiency from Nasdaq Related to Delayed Filing of Quarterly Report on Form 10-Q

BEDFORD, Texas, - On May 17, 2022, Legacy Housing Corporation (the "Company," NASDAQ: LEGH) received a notice from The Nasdaq Stock Market LLC ("Nasdaq") stating that because the Company has not yet filed its Quarterly Report on Form 10-Q for the period ended March 31, 2022 (the "Form 10-Q") the Company remains in non-compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of all required periodic financial reports with the Securities and Exchange Commission. As announced on April 6, 2022, the Company had previously received a notice from Nasdaq indicating that as a result of not having timely filed its Annual Report on Form 10-K for the period ended December 31, 2021 (the "Form 10-K"), it was not in compliance with Nasdaq Listing Rule 5250(c)(1).

Under the Nasdaq Listing Rules, the Company has until May 31, 2022 to submit to Nasdaq a plan to regain compliance. If the Company is unable to file the Form 10-K and 10-Q by May 31, 2022, the Company intends to submit such a plan to Nasdaq on or before the deadline.  If Nasdaq accepts the Company's plan, it can grant an exception of up to 180 calendar days from the due date of the Form 10-K, or September 27, 2022, to regain compliance. If Nasdaq does not accept the Company's plan, then the Company will have the opportunity to appeal that decision to a Nasdaq Hearings Panel and any delisting or suspension action would be stayed pending the hearing and the expiration of any additional extension granted by the Nasdaq Hearings Panel. The Company intends on filing the Form 10-K and Form 10-Q as soon as practicable in order to regain compliance.

The notice has no immediate effect on the listing or trading of the Company's common stock on The Nasdaq Global Market.

About Legacy Housing Corporation

Legacy Housing Corporation builds, sells and finances manufactured homes and "tiny houses" that are distributed through a network of independent retailers and company-owned stores and are sold directly to manufactured housing communities. We are the sixth largest producer of manufactured homes in the United States as ranked by number of homes manufactured based on the information available from the Manufactured Housing Institute.  With current operations focused primarily in the southern United States, we offer our customers an array of quality homes ranging in size from approximately 390 to 2,667 square feet consisting of 1 to 5 bedrooms, with 1 to 3 1/2 bathrooms.  Our homes range in price, at retail, from approximately $22,000 to $140,000.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control.  As a result, our actual results or performance may differ materially from anticipated results or performance. Legacy Housing undertakes no obligation to update any such forward-looking statements after the date hereof, except as required by law. Investors should not place any reliance on any such forward-looking statements.

Contact:

Shane Allred, Legacy Housing Corporation, (817) 799-4900
shaneallred@legacyhousingcorp.com